EXHIBIT 12.1      Statement Regarding Computation of Ratios

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Including Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (including interest on deposits) for the year ended December 31, 2008 was as follows:

	For the Year Ended December 31, 2008
	(In Thousands)
Income before income tax expense	$104,304
Income tax expense	28,962
Net income	$75,342

Fixed charges:
Interest on borrowings	$300,430
Interest on deposits	393,897
One-third of rent expense	3,042
Total fixed charges	$697,369

Earnings (for ratio calculation)	$801,673

Ratio of earnings to fixed charges	1.15	x

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Excluding Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (excluding interest on deposits) for the year ended December 31, 2008 was as follows:

	For the Year Ended December 31, 2008
	(In Thousands)
Income before income tax expense	$104,304
Income tax expense	28,962
Net income	$75,342

Fixed charges:
Interest on borrowings	$300,430
One-third of rent expense	3,042
Total fixed charges	$303,472

Earnings (for ratio calculation)	$407,776

Ratio of earnings to fixed charges	1.34	x

For purposes of computing the ratios of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges.  Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense.  Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.